EXHIBIT 12.1



               COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES



The following table reflects the computations of ratio of earnings to fixed charges for Silgan Holdings Inc. for the periods indicated.



                                                      Six Months ended June 30,
                                                      -------------------------
                                                        (Dollars in thousands)
                                                             (unaudited)

                                                            1997      1996
                                                            ----      ----

Income before income taxes ............................   $ 6,827   $12,168

Add:
   Interest expense and amortization
      of debt expense .................................    41,103    45,861
   Rental expense representative of
      the interest factor .............................     2,297     2,240
                                                           ------    ------

   Income as adjusted .................................   $50,227   $60,269
                                                           ======    ======

Fixed charges:
   Interest expense and amortization
      of debt expense .................................   $41,103   $45,861
   Rental expense representative of
      the interest factor .............................     2,297     2,240
                                                           ------    ------

   Total fixed charges ................................   $43,400   $48,101
                                                           ======    ======

Ratio of earnings to fixed charges ....................      1.16      1.25